Exhibit 99.1

SMTP, Inc. Opens New Data Center Designed for Reliable Cloud Computing

Continues Investments to Increase Service Performance and Quality

Cambridge, Massachusetts – July 12, 2011 – SMTP, Inc. (OTCBB: SMTP), a provider of internet-based email delivery services for permission-based marketing and transactional email, today announced it has opened a new state-of-the-art data center designed specifically to increase the service reliability and performance of its cloud-based email delivery services.

“The advent of email based behavioral commerce systems continues to drive massive increases in the amount of email,” commented Semyon Dukach, CEO of SMTP.  Deliverability and service improvements are critical and drove SMTP’s decision to embark on our own state of the art data center.”

SMTP is locating its new data center at the Hurricane Electric facility in Freemont, California, with alternative direct routing over the XO Communications fiber network, and relying on CISCO and Dell as the primary router and server vendors.  SMTP’s new data center strategy is focused on simplification through consolidation of operations while deploying leading hardware and server infrastructure that will enable it to offer greater service reliability and flexibility.   For today’s email delivery service market, service level quality is a critical requirement as new social networks, behavioral commerce systems, and other mission-critical applications rely upon email as the primary means for sending customer communications that include sales order receipts, shipping acknowledgments, billing statements, and registration confirmations.

Previously, SMTP employed a server infrastructure strategy that relied upon contracting managed servers at many of the leading hosting providers including Rackspace and SoftLayer.  This initial strategy of distributing its server infrastructure over several hosting providers was designed to reduce service outage risk and improve availability of IP addresses, while enabling variety for deploying servers specific to customer service quality needs.  However, due to significant growth in its customer base and higher service level demands, SMTP has shifted its strategy to establish its own data centers for greater volumes, flexibility, and ease of management.

Recently, SMTP was directly allocated 4,096 portable IPv4 addresses by ARIN, providing an ample supply of quality IP addresses for its customers, while guaranteeing no service disruptions due to shortages of IPv4 addresses.   Those IP addresses will be deployed on servers located at the new SMTP data center.

“We are committed to continually improving the quality and reliability of our services and are demonstrating that by making a series of investments that include establishing our own data centers where we can deploy and closely manage the reputation our newly acquired IPv4 addresses,” continued Semyon Dukach, CEO of SMTP.

About SMTP, Inc. (OTCBB: SMTP)

SMTP is a leading provider of cloud-based services to facilitate email deliverability, including bulk and transactional sending, reputation management, compliance auditing, abuse processing and issue resolution.  Our services provide customers with the ability to increase the deliverability of email with less time, cost and complexity than handling it themselves.  SMTP, Inc. is based in Cambridge, Massachusetts and on the web at www.smtp.com.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, and various other factors beyond the Company's control.

For Further Information Contact SMTP, Inc.:

Semyon Dukach	Michael Kane
CEO	Press Relations
877-705-9362	978-257-2179
IR@smtp.com	michael.kane@smtp.com